Exhibit 99.1

Provident Community Bancshares Reports Fourth Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--March 16, 2012--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $428,000 for the three months ended December 31, 2011 as compared to a net loss to common shareholders of $10.4 million for the same period in 2010. The decrease in the loss in 2011 was primarily due to an increase in the gain on the sale of investments, a reduction in the provision for loan losses, a decrease in other real estate owned expense and the absence of a deferred tax asset charge in 2011. The lower provision was due to a net reduction in total loans of $5.8 million during the quarter and a reduction in loan charge-offs. Net loss per common share was $0.24 (diluted) for the three months ended December 31, 2011, versus a net loss of $5.80 per common share (diluted) for the same period in 2010. The net loss to common shareholders for the twelve months ended December 31, 2011 was $665,000, or $0.37 per share (diluted), compared to a net loss to common shareholders of $14.3 million or $7.98 per share (diluted), for the same period in 2010.

At December 31, 2011, assets totaled $376.6 million, a decrease of $32.1 million, or 7.8%, from $408.7 million at December 31, 2010. Starting in 2010, the Corporation implemented a program to shrink its balance sheet in order to increase its regulatory capital ratios. This shrinkage was accomplished with reductions in loans, with offsetting reductions in borrowings and higher cost deposits. Investment securities at December 31, 2011 increased $17.4 million, or 11.7%, to $165.9 million from $148.5 million at December 31, 2010. Fed funds sold at December 31, 2011 were $14.8 million compared to $14.5 million at December 31, 2010. Net loans receivable decreased $42.9 million, or 21.6%, to $156.0 million at December 31, 2011 as a result of lower demand and more stringent underwriting standards. Deposits decreased $29.9 million to $283.2 million at December 31, 2011 as a result of reductions in funding needs. FHLB advances and other borrowings decreased $4.8 million to $64.8 million at December 31, 2011 due primarily to the maturation of borrowings. Shareholders’ equity increased $2.2 million, or 21.4%, to $12.5 million at December 31, 2011 from $10.3 million at December 31, 2010 due primarily to a $2.4 million decrease in unrealized losses on securities available for sale.

Nonperforming loans, which are primarily loans secured by commercial real estate properties, were $16.8 million as of December 31, 2011, or 10.8% of total loans, as compared to $18.8 million at December 31, 2010, a decrease of $2.0 million. Real estate acquired through foreclosure decreased $2.2 million, to $8.4 million at December 31, 2011 from $10.6 million at December 31, 2010. Bad debt charge-offs, net of recoveries, were $3.8 million for the twelve months ended December 31, 2011 compared to $7.3 million for the same period in 2010.

Dwight V. Neese, President and CEO, said “We continue to aggressively attack the issues caused by the current credit cycle. Our financial performance improved over the previous year but was still affected by the continued decline in real estate values in the markets we serve. We reported lower loan charge-offs and provisions in 2011 and we remain focused on reducing the level of our nonperforming assets in order to improve profitability. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. While we realize the financial sector has more challenges ahead, we believe the actions we have taken over the past several years in dealing with risk management systems, loan review systems and technology improvements have prepared us to deal with whatever issues that are yet to come. We also believe that we have aggressively identified and taken steps to address our problem loans and believe that the steps that we have taken will enable us to better manage our loan portfolio.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates eight community-oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina, and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2010, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2011, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income Statement Data	2011	2010	2011	2010

Net interest income	$2,074	$2,051	$8,542	$8,442
Provision for loan losses	700	3,060	990	9,090
Net interest income (loss) after loan loss provision	1,374	(1,009)	7,552	(648)
Non-interest income	660	695	2,616	2,866
Net gain on sale of investments	428	--	1,125	1,824
Other-than-temporary-impairment on securities	(23)	(75)	(432)	(1,202)
OREO property write-downs/disposition expense	407	1,950	1,711	2,683
Non-interest expense	2,340	2,425	9,315	9,256
Deferred tax asset charge	--	5,583	--	5,583
Expense (benefit) for income taxes	--	(75)	25	(868)
Net loss	(308)	(10,272)	(190)	(13,814)
Accretion of preferred stock to redemption value	2	2	6	6
Preferred dividends accrued	118	118	469	469
Net loss to common shareholders	($428)	($10,392)	($665)	($14,289)
Loss per common share: basic	($0.24)	($5.80)	($0.37)	($7.98)
Loss per common share: diluted	($0.24)	($5.80)	($0.37)	($7.98)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	At 12/31/11	At 12/31/10

Total assets	$376,645	$408,718
Cash and due from banks	23,893	24,865
Investment securities	165,878	148,469
Loans	160,568	206,275
Allowance for loan losses	4,549	7,379
Real estate acquired through foreclosure	8,398	10,618
Deposits	283,249	313,128
FHLB advances and other borrowings	64,768	69,528
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	12,470	10,269
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599
Total loans to deposits	56.69%	65.88%

Bank Regulatory Capital ratios:
Leverage ratio	6.43%	5.67%
Tier 1 capital ratio	11.83%	9.75%
Total risk-based capital ratio	13.10%	10.99%

Asset Quality

Non-performing loans	$16,806	$18,826
Troubled debt restructurings	8,486	5,667
Other real estate owned	8,398	10,618
Total non-performing assets	$33,690	$35,111
Percentage of non-performing loans to total loans, net	10.77%	9.46%
Percentage of non-performing assets to total assets	8.94%	8.59%
Allowance for loan losses to nonperforming loans	27.07%	39.20%
Allowance for loan losses to total loans	2.83%	3.58%

CONTACT:
Provident Community Bancshares
Dwight V. Neese, 803-980-1863
President & CEO